Exhibit 3.19
LIMITED LIABILITY COMPANY AGREEMENT
OF
QPP HOLDINGS LLC
This Limited Liability Company Agreement of QPP Holdings LLC, is entered into by and between Quicksilver Resources Inc. and QPP Parent LLC, as members (Quicksilver Resources Inc. and QPP Parent LLC and any other person who, at such time, is admitted to the Company (as defined below) as a member in accordance with the terms of this Agreement, being the “Members”).
The Members, by execution of this Agreement, hereby form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”), and hereby agree as follows:
1.Name. The name of the limited liability company formed hereby is QPP Holdings LLC (the “Company”).
2.Filing of Certificates. Quicksilver Resources Inc., as an authorized person, within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates, notices or other documents required or permitted by the Act to be filed in the Office of the Secretary of State of the State of Delaware and any other certificates, notices or documents required or permitted by law to qualify the Company to do business in any jurisdiction in which the Company may elect to do business.
3.Purposes. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act.
4.Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Act. The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Company.
5.Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Members.
6.Registered Office; Registered Agent. The address of the registered office and the name and address of the registered agent of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

7.Members. The names and the business, residence or mailing addresses of the Members are as follows:

Name	Address
Quicksilver Resources Inc.	801 Cherry Street, Suite 3700, Unit 19 Fort Worth, Texas 76102
QPP Parent LLC	801 Cherry Street, Suite 3700, Unit 19 Fort Worth, Texas 76102
8.Limited Liability. Except as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obliged personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.
9.Capital Contributions. (a) The Members are deemed admitted as the members of the Company upon their execution and delivery of this Agreement. Quicksilver Resources Inc. and QPP Parent LLC have contributed capital to the Company in the amounts reflected on the books and records of the Company.
(b)    The Members may, but are not obligated to, make any additional capital contribution to the Company in such manner and at such times as the Members may unanimously agree.
10.Allocation of Profits and Losses. The Company’s profits and losses shall be allocated in proportion to the capital contributions of each Member.
11.Distributions. Subject to the limitations of Section 18-607 of the Act and any other applicable law, distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members. Such distributions shall be allocated among the Members in the same proportion as their then capital account balances.
12.Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Members. The Members shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Members have the authority to bind the Company. Notwithstanding any other provision of this Agreement, each Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person.
13.Exculpation and Indemnification. (a) To the fullest extent permitted by the laws of the State of Delaware and except in the case of bad faith, gross negligence or willful misconduct, no Member shall be liable to the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member by this Agreement.
(b)     Except in the case of bad faith, gross negligence or willful misconduct, each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Member, shall be indemnified and held harmless by the Company to the fullest extent permitted by the laws of the State of Delaware. Any indemnity under this Section 13 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.
14.Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Members.
15.Severability. If any provision of this Agreement or the application thereof is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable to any extent, the remainder of this Agreement and the application of such provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
16.Entire Agreement. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof.
17.Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when each party shall have received a counterpart hereof signed by each of the other parties.
18.Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of law principles).

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the 13th day of June, 2012.

QUICKSILVER RESOURCES INC.
By:	/s/ Glenn Darden
Name: Glenn Darden
Title: President and Chief Executive Officer

QPP PARENT LLC By: Quicksilver Resources Inc., its sole member
By:	/s/ Glenn Darden
Name: Glenn Darden
Title: President and Chief Executive Officer

[Signature Page to QPP Holdings LLC Agreement]